PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of November 28, 2006, effective as of October 1, 2005 (the “Effective Date”) by and among ANDREW PANOS (“Andy Panos”), EDWARD PANOS (“Ed Panos”), THE LANGUAGE ACCESS NETWORK, LLC, an Ohio limited liability company (the “Company”), and LANGUAGE ACCESS NETWORK, INC., a Nevada corporation (“LAN”).

Recitals

A. Together Andy Panos and Ed Panos (the “Sellers”) held all the equity of and membership interests (the “Membership Interests”) in Preciss, LLC, an Ohio limited liability company (now known as The Language Access Network, LLC and referred to herein as the “Company”). The number of Membership Interests owned by each Andy Panos and Ed Panos are detailed in Exhibit A attached hereto.

B. On September 23, 2005, the Company and LAN entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), a copy of which is attached hereto as Exhibit B, with the intent to sell the assets of the Company to LAN. Instead of consummating the sale of assets pursuant to the Asset Purchase Agreement, the Sellers and LAN decided to restructure the transaction to transfer the ownership of the Membership Interests in the Company to LAN so that the Company would become a wholly owned subsidiary of LAN. The parties consummated, but did not document, the transaction until the execution of this Agreement. The parties acknowledge and agree that this Agreement is effective as of the Effective Date.

C. The Sellers, the Company and LAN wish to enter into this Agreement to evidence the termination of the Asset Purchase Agreement and to ratify the transfer of the Membership Interests in the Company as provided herein.

Statement of Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

§1. Incorporation of Recitals. The foregoing Recitals are incorporated herein and expressly made a part hereof by this reference.

§2. Termination of Asset Purchase Agreement. Each of LAN and the Company hereby agrees that as of the Effective Date the Asset Purchase Agreement is hereby terminated, void and is of no further force and effect.

§3. Purchase and Sale of Membership Interests. As of the Effective Date and in consideration of the payment of $500 in cash (to be divided between the Sellers in proportion to their respective interest in the Company as set forth in Exhibit A) and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each of Andy Panos and Ed Panos agrees to and hereby does sell to LAN and LAN agrees to and hereby does purchase from

Andy Panos and Ed Panos all rights, title and interests in and to the Membership Interests of the Company. Any and all action taken by Sellers and LAN prior to the date hereof with respect to the foregoing is hereby ratified.

§4. Covenants, Representations and Warranties of Sellers. Each of Andy Panos and Ed Panos does hereby represent, warrant and covenant to LAN as follows:

(a) As of the Effective Date, the Membership Interests constitute all equity interests of any nature in the Company and no other parties have any rights to or interests in the Company of any type or nature, including but not limited to membership interests, rights of first refusal, options, profits interests or other interests in the ownership, equity or assets of the Company.

(b) As of the Effective Date, the Sellers are the lawful owners of the Membership Interests and have valid and marketable title thereto, free and clear of all claims, liens, security interests or encumbrances of any nature whatsoever.

(c) The Sellers have full legal capacity, right and power to enter into this Agreement (including the consent of any party or court of law whose consent is required) and to assign, transfer and deliver the Membership Interests to LAN under this Agreement.

(d) The execution and delivery of this Agreement and the performance of the transactions contemplated herein have been duly authorized by all requisite Company action.

(e) Each of Andy Panos and Ed Panos agrees that he shall do, execute, acknowledge and deliver all such further acts, deeds, transfers, assignments and assurances for the better assigning, transferring, conveying and conferring unto LAN, its successors and assigns, the Membership Interests hereby transferred and assigned as LAN may reasonably require.

(f) Each of Andy Panos and Ed Panos agrees that he shall jointly and severally indemnify and hold harmless LAN from and against any breach of the foregoing representations, warranties and covenants by either of them.

§5. Miscellaneous.

(a) This Agreement may not be modified except by an instrument in writing signed by the parties hereto, and supersedes all previous agreements, written or oral, if any, of the parties with regard to the subject matter hereof.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, legal representatives, successors and assigns.

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(c) In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

(d) No waiver of any of the provisions of this Agreement shall be deemed, nor shall the same constitute a waiver of any other provisions, whether or not similar nor shall any such waiver constitute a continuing waiver. No waiver shall be binding, unless executed, in writing, by the party making the waiver.

(e) The section headings in this Agreement are for convenience only and shall not be considered for any purpose in construing this Agreement. As used in this Agreement, the masculine, feminine and neuter genders, and the singular and plural numbers shall be each deemed to include the other whenever the context so requires.

(f) This Agreement may be executed in several counterparts, each of which so executed and delivered shall be an original; but all such counterparts shall together constitute only one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto subscribed their names on this ___ day of November, 2006 to be effective as of the Effective Date.

ANDY PANOS: ________________________________ Andrew Panos ED PANOS: ________________________________ Edward Panos
LAN:

Language Access Network, Inc.,
a Nevada corporation

By: __________________________
Name: Michael Guirlinger
Title CEO/COO

THE COMPANY:

The Language Access Network, LLC,
f/k/a Preciss, LLC

By: __________________________
Name: Andrew Panos
Title: Member

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Exhibit A

SELLERS’ MEMBERSHIP INTERESTS

Shareholder	Percentage	No. of Shares
Edward Panos	98%	98
Andy Panos	2%	2
Total	100%	100

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Exhibit B

ASSET PURCHASE AGREEMENT
Effective as of September 23, 2005
Between

Preciss, LLC.
and
Language Access Network, Inc.

ASSET PURCHASE AGREEMENT effective as of September 23, 2005 (this "Agreement") between Language Access Network, Inc., a Nevada corporation, with an address at 100 West Cypress, Henderson, Nevada 89015 (the "Purchaser"), and Preciss, LLC., an Ohio limited liability corporation, with an address at 111 West Rich Street, Suite 150, Columbus, Ohio 43215 (the "Seller").

RECITALS

WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser all of Seller's rights, title and interest in and to the Assets (as hereinafter defined), all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
1.1 CERTAIN DEFINITIONS.

(a) The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:
"ACTION" means any claim, action, suit, inquiry, hearing, investigation or other proceeding.

"AFFILIATE" means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by or is under common Control with, such Person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

"AGREEMENT" has the meaning set forth in the preamble hereto.
"ANCILLARY AGREEMENTS" means the Bill of Sale and the IP Assignment. "ASSETS" has the meaning set forth in Section 2.1.
"BILL OF SALE" has the meaning set forth in Section 3.2(b).

"BUSINESS DAY" means any day other than Saturday, Sunday or any day on which banks in Las Vegas, Nevada are required or authorized to be closed.

"CLAIM NOTICE" means written notification pursuant to Section 7.2(a) of a Third-Party Claim as to which indemnity under Section 7.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third-Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 7.1, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of the Indemnified Party's Losses in respect of such Third-Party Claim.

"CLOSING" has the meaning set forth in Section 3.1. "CLOSING DATE" has the meaning set forth in Section 3.1.

"COMPETITIVE PRODUCT" means any product that competes directly with the use, potential use, or expected use of the Assets, or any part thereof.

"CONTRACT" means any agreement, lease, debenture, note, bond, evidence of Indebtedness, mortgage, indenture, security agreement, option or other contract or commitment (whether written or oral).

"DISPUTE NOTICE" means a written notice provided by any party against which indemnification is sought under this Agreement to the effect that such party disputes its indemnification obligation under this Agreement.

"DISPUTE PERIOD" means the period ending thirty calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period and all prior comparable periods.

"GOVERNMENTAL ENTITY" means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision or other governmental entity, any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body, to the extent that the rules, regulations or orders of such body have the force of Law.

"INDEBTEDNESS" means, as to any Person: (i) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures, capitalized leases or similar instruments, (iii) all obligations of such Person representing the balance of deferred purchase price of property or services, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property), (vi) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (vii) all indebtedness referred to in clauses (i) through (vi) above of any other Person that is guaranteed, directly or indirectly, by such Person.

"INDEMNIFIED PARTY" means any Person claiming indemnification under any provision of Article VII.

"INDEMNIFYING PARTY" means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

"INDEMNITY NOTICE" means written notification pursuant to Section 7.2(b) of a claim for indemnification under Article VII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of the Indemnified Party's Losses in respect of such claim.

"INTELLECTUAL PROPERTY" means: all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States, international, and foreign patents, patent applications (either filed or in preparation for filing), patent disclosures and statutory invention registrations, including all reissuances, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, all registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing, (iii) all copyrightable works and copyrights (whether or not registered), all registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all data and documentation relating thereto, (iv) confidential and proprietary information, trade secrets, know-how (whether patentable or nonpatentable and whether or not reduced to practice), processes and techniques, research and development information including patent and/or copyright searches conducted by Seller and/or any third party, ideas, technical data, designs, drawings and specifications, (v) Software, (vi) coded values, formats, data and historical or current databases, whether or not copyrightable, (vii) domain names, Internet websites or identities used or held for use by the Seller, (viii) other proprietary rights relating to any of the foregoing (including without limitation any and all associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions), and (ix) copies and tangible embodiments of any of the foregoing.

"IP ASSIGNMENT" has the meaning set forth in Section 3.2(c).

"KNOWLEDGE" means the actual or constructive knowledge after due inquiry of any current officer of the Seller.

"LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

"LIABILITY" means all Indebtedness, obligations and other Liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due (including for Taxes).

"LIEN" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, whether voluntary or involuntary (including any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing).

"LOSS" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, all interest, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

"MATERIAL ADVERSE EFFECT" means any material adverse effect on the condition, operations, business, prospects or results of sales of the Seller; PROVIDED, HOWEVER, that any adverse effect arising out of or resulting from the entering into of this Agreement or the consummation of the transactions contemplated hereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

"ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each case whether preliminary or final).

"PERSON" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Entity or any other entity of any kind.
"PURCHASE PRICE" has the meaning set forth in Section 2.1. "PURCHASER" has the meaning set forth in the preamble hereto.

"PURCHASER INDEMNIFIED PARTIES" has the meaning set forth in Section 7.1(a).

"REPRESENTATIVES" means, with respect to any Person, the directors, officers, employees, counsel, accountants and other authorized representatives of such Person.

"RESOLUTION PERIOD" means the period ending thirty days following receipt by an Indemnified Party of a Dispute Notice.

"SELLER" has the meaning set forth in the preamble hereto.

"SELLER INDEMNIFIED PARTIES" has the meaning set forth in Section 7.1(b).

"SOFTWARE" means all computer software, including source code, object code, machine-readable code, HTML or other markup language, program listings, comments, user interfaces, menus, buttons and icons, web applications and all files, data, manuals, design notes, research and development documents, and other items and documentation related thereto or associated therewith.

"SOLVENT" means, with respect to the Seller, that (a) the Seller is able to pay its Liabilities, as they mature in the normal course of business, and (h) the fair value of the assets of the Seller is greater than the total amount of Liabilities of the Seller.

"TAX RETURNS" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a tax authority in any jurisdiction relating to Taxes.

"TAXES" means all federal, state, local and foreign income, profits, franchise, license, social security, transfer, registration, estimated, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

"THIRD-PARTY CLAIM" has the meaning set forth in Section 7.2(a).

"TRANSFER TAXES" means all sales, use, value added, excise, registration, documentary, stamps, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to "Articles", "Sections", "subsections" and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words "herein", "hereof', "hereunder", "hereby" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (v) the words "include", "includes" and "including" are deemed to be followed by the phrase "without limitation". All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1 PURCHASE AND SALE OF ASSETS.

(a)  At the Closing, as hereinafter defined, Purchaser shall pay Seller for the Assets the price of One Hundred and Fourty Thousand ($140,000) (the "PURCHASE PRICE") payable as follows: (i) one hundred thousand ($100,000) loan forgiven upon execution of this Agreement, (ii) forty thousand ($40,000) in cash in thirty (30) days. In addition too, Language Access Network will raise Four Hundred Thousand dollars ($400,000) for the repayment of loan debts and to support working capital, over a course of one hundred eighty (180) days.

(b)  In consideration of the payment by the Purchaser of the PURCHASE PRICE, the Seller hereby agrees to sell, convey, transfer, assign, grant and deliver to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and accept from the Seller, at the Closing, all of the Seller's right, title and interest in and to all of the Assets, free and clear of all Liens. The term "ASSETS" means: (a) the Equipment and other Tangible Assets set forth on Schedule 2.1 attached hereto; (b) all Domain Names and Intellectual Property of Seller and everything provided in Schedule 4.6 attached hereto; (c) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller with respect to (a) above, whether arising by way of counterclaim or otherwise; and (d) a list of any end-users of the Assets that have licensed such products or received such products from Seller, which list shall include the product received, the platform on which it is used and the term of the license.

2.2 ASSUMPTION OF LIABILITIES. For greater certainty, the Purchaser assumes no Liabilities relating to the Assets or the Seller or the Seller's business (including Tax Liabilities), other than trade accounts payable of $ 96,114 and amounts owed to shareholder of $256,075.

2.3 ALLOCATION. The sum of the Purchase Price shall be allocated as soon as possible after the Closing but in no event later than ninety days following the Closing among the Assets pursuant to the joint agreement of the Seller and the Purchaser. The parties hereto shall each report federal, state, local and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation, and neither party hereto shall take any position in any Tax Return, or other filing, proceeding or audit or otherwise inconsistent with such allocation.

ARTICLE III
THE CLOSING

3.1 CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") shall take place 5 (5) days from the effective date of this Agreement at the offices of Purchaser commencing at 10:00 a.m. P.T., or such other date as the parties hereto may mutually determine in writing (the "CLOSING DATE").

3.2 DELIVERY OF ITEMS BY THE SELLER. The Seller shall deliver to the Purchaser at the Closing the items listed below:

(a) a Bill of Sale and General Assignment for the Assets, duly executed by the Seller, in the form attached hereto as EXHIBIT A (the "BILL OF SALE");

(b)  an intellectual property assignment, duly executed by the Seller, in the form attached hereto as EXHIBIT B (the "IP ASSIGNMENT"); and

(c)  such other documents and instruments as the Purchaser may reasonably request.

3.3 DELIVERY OF ITEMS BY THE PURCHASER. The Purchaser shall deliver to the Seller at the Closing the items listed below:

(a) such documents and instruments as the Seller may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, the Seller represents and warrants to the Purchaser as follows:

4.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and has full corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

4.2 AUTHORIZATION. The Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Seller's board of directors and no other corporate action is required on the part of the Seller in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereto and thereof by the Purchaser, constitute the valid and legally binding obligations of the Seller enforceable in accordance with their respective terms.
43 NONCONTRAVENTION.

(a)  Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of the Seller, (ii) violate any Law or Order or other restriction of any Governmental Entity to which the Seller may be subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, create in any party the right to accelerate, terminate, modify, cancel, require any notice under or result in the creation of a Lien on any of the Assets under, any Contract to which the Seller is a party or by which it is bound and to which any of its Assets is subject.

(b)  The execution and delivery of this Agreement and the Ancillary Agreements by the Seller do not, and the performance of this Agreement and the Ancillary Agreements by the Seller and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

4.4 LITIGATION. There is no pending or, to the Knowledge of the Seller, threatened Action against or affecting the Assets. Neither the Seller nor the Assets are subject to any Order restraining, enjoining or otherwise prohibiting or making illegal any action by the Seller, this Agreement or any of the transactions contemplated hereby.

4.5 CONTRACTS. Except as disclosed on SCHEDULE 4.5, there are no executory Contracts (whether license agreements, development agreements or otherwise), to which any of the Assets are bound or subject (other than this Agreement).

4.6 INTELLECTUAL PROPERTY.

(a)  SCHEDULE 4.6 contains a list of all patent and/or copyrights applications therefor filed by Seller with respect to the Assets and all licenses, if any, relating to the foregoing patent and/or copyrights applications therefor. SCHEDULE 4.6 identifies the owner of each item listed thereon and, in the case of registrations and applications, the application or registration number and date. The Seller has not taken any action that could result in any of the registrations and applications for registration for the Assets not being valid and in full force and effect.

(b)  Except as disclosed on SCHEDULE 4.6, the Seller is the sole and exclusive owner of, and has good and marketable title to, all of the Intellectual Property in and to the Assets, including the Intellectual Property set forth on SCHEDULE 4.6, free and clear of all Liens. Except as disclosed on SCHEDULE 4.6, the Seller has sole and exclusive right to develop, perform, use, create derivative works of, operate, reproduce, market, sell, license, display, distribute, publish and transmit the Intellectual Property in and to the Assets. Upon the Closing, except as disclosed on SCHEDULE 4.6, the Purchaser will have sole and exclusive right, title and interest in and to the Intellectual Property in and to the Assets, such that the Purchaser shall thereafter have sole and exclusive rights to perform, reproduce, create derivative works of, develop, use, operate, market, sell, license, display, publish, transmit and distribute the Assets, free of all encumbrances. The Seller has taken reasonable measures to protect the proprietary nature of the Intellectual Property in and to the Assets and to maintain in confidence the trade secrets and confidential information that it owns or uses. Except as disclosed on SCHEDULE 4.6, no other Person has any rights to any of Intellectual Property in and to the Assets and, to the knowledge of the Seller, no other Person is infringing, violating or misappropriating any of the Intellectual Property in and to the Assets.

(c)  With respect to the Seller's Intellectual Property contributed to the Assets, such Intellectual Property does not infringe upon, violate or constitute a misappropriation of any Intellectual Property or other right of any other Person. In addition, to Seller's knowledge, none of the activities or business presently conducted by the Seller with respect to the Assets infringes or violates, or constitutes a misappropriation of, any Intellectual Property or other right of any other Person. Neither the Seller nor any Affiliate of the Seller has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation. Further, neither the Seller nor any Affiliate of the Seller has disclosed to any Person, any source code, or any portion or aspect of any source code, which is part of the Assets, including the Intellectual Property.

4.7 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS,. Each employee, officer and consultant of the Seller that has had any involvement or participation in the creation of any of the Assets has executed a proprietary nondisclosure, nonsolicitation and assignment of intellectual property agreement or similar agreement. The Seller is not aware that any of the Seller's employees, officers or consultants are in violation of the terms thereof.

4.8 BROKERS' FEES. No agent, broker, finder, investment banker, financial advisor or other similar Person will he entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Seller, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Seller or any such Affiliate.

4.9 COMPLIANCE WITH LAWS. The Seller is not in violation of, has not violated and, to the Knowledge of the Seller, is not under investigation with respect to any possible violation of, and has not been threatened to be charged with any violation of, any Order of Law applicable to the Assets.

4.10 TITLE TO ASSETS. Except as to Intellectual Property (which warranty is contained in Section 4.6): (i) the Seller has good and marketable title to all of the Assets free and clear of all Liens; (ii) this Agreement and the instruments of transfer to be executed and delivered pursuant hereto will effectively vest in the Purchaser good and marketable title to all of the Assets free and clear of all Liens; (iii) and no Person other than the Seller has any ownership interest in any of the Assets.

4.11 SOLVENCY. The Seller is and, after consummation of the transactions contemplated by this Agreement, will be Solvent.

4.12 DISCLOSURE. The representations and warranties on the part of the Seller contained in this Agreement, and the statements contained in any of the Schedules or in any certificates furnished to the Purchaser pursuant to any provisions of this Agreement, including pursuant to Article VI hereof, do not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller as follows:

5.1 ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, and has full corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

5.2 AUTHORIZATION. The Purchaser has full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Purchaser's board of directors and no other corporate action is required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, constitute the valid and legally binding obligations of the Purchaser enforceable in accordance with their respective terms.
5.3 NONCONTRAVENTION.

(a)  Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of the Purchaser or (ii) violate any Law or Order or other restriction of any Governmental Entity to which the Purchaser may be subject.

(b)  The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser do not, and the performance of this Agreement and the Ancillary Agreements by the Purchaser and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

5.4 BROKERS' FEES. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Purchaser, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Purchaser or any such Affiliate.

ARTICLE VI
CONDITIONS TO OBLIGATION TO CLOSE

6.1 CONDITIONS TO CLOSING BY THE PURCHASER. The obligation of the Purchaser to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Purchaser of the following conditions:

(a)  The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)  The Seller shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)  The board of directors of the Seller shall have approved this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

(d)  The Seller shall have executed and delivered each of the Ancillary Agreements.

(e)  There shall be no effective or pending Law or Order that would prohibit the Closing, and the Seller shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(f)  The Seller shall have delivered each of the items described in Section 3.2.

6.2 CONDITIONS TO CLOSING BY THE SELLER. The obligation of the Seller to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Seller of the following conditions:

(a)  The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, and in all respects, with respect to representations and warranties qualified by materiality, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)  The Purchaser shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)  The Purchaser shall have executed and delivered each of the Ancillary Agreements.

(d)  There shall be no effective or pending Law or Order that would prohibit the Closing, and the Purchaser shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(e)  The Purchaser shall have delivered each of the items described in Section 3.3.

ARTICLE VII
INDEMNIFICATION

7.1 INDEMNIFICATION OBLIGATIONS.

(a)  Seller shall indemnify the Purchaser and its officers, directors, employees, agents and Affiliates (collectively, the "PURCHASER INDEMNIFIED PARTIES") in respect of, and hold each harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Seller contained in this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of the Seller contained in this Agreement, and (iii) any Liabilities of the Seller.

(b)  Purchaser shall indemnify the Seller and its officers, directors, employees, agents and Affiliates (collectively, the "SELLER INDEMNIFIED PARTIES") in respect of, and hold each harmless from and against, any and all Losses suffered, incurred or sustained by it or to which it becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Purchaser contained in this Agreement and (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of the Purchaser contained in this Agreement.

(c)  For purposes of indemnification under this Article VII only, all qualifications as to materiality and/or Material Adverse Effect contained in any representation or warranty shall be disregarded.

7.2 METHOD OF ASSERTING CLAIMS. Claims for indemnification by an Indemnified Party under Section 7.1 will be asserted and resolved as follows:

(a) THIRD-PARTY CLAIMS. In the event that any claim or demand in respect of which an Indemnified Party might seek indemnification under Section 7.1 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against an Indemnified Party (a "THIRD-PARTY CLAIM"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within sixty (60) days after receipt by such Indemnified Party of written notice of the Third Party Claim. If the Indemnified Party fails to provide the Claim Notice within such time period, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third-Party Claim to the extent that the Indemnifying Party's ability to defend is actually prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party accepts or disputes its liability to the Indemnified Party under Section 7.1 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third-Party Claim.

(i) DEFENSE BY INDEMNIFYING PARTY. If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third-Party Claim pursuant to this Section 7.2, then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third-Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted or defended by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in its sole discretion in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 7.1). Subject to the immediately preceding sentence, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the Indemnifying Party's delivery of notice to assume the defense of such Third Party Claim, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests. The Indemnifying Party shall not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim after the Indemnifying Party's delivery of notice to assume the defense. In addition, if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third-Party Claim that the Indemnifying Party elects to contest.

    (ii) DEFENSE BY INDEMNIFIED PARTY. If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to assume the defense of the Third-Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third-Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 7.2, if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third-Party Claim and if such dispute is resolved in all respects in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 7.2 or of the Indemnifying Party's participation therein at the Indemnified Party's request. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.2, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

    (iii) ACCEPTANCE BY INDEMNIFYING PARTY. If the Indemnifying Party notifies the Indemnified Party that it accepts its indemnification liability to the Indemnified Party with respect to the Third-Party Claim under Section 7.1, the Loss identified in the Claim Notice, as finally determined, will be conclusively deemed a liability of the Indemnifying Party under Section 7.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party timely disputes its liability with respect to such Third-Party Claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third-Party Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations with the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(b) NON-THIRD PARTY CLAIMS. In the event any Indemnified Party should have a claim under Section 7.1 against any Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure or delay by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure or delay. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice within the Dispute Period, the Loss indemnified in the Indemnity Notice will be conclusively deemed a Liability of the Indemnified Party under Section 7.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

ARTICLE VIII
POST-CLOSING COVENANTS

8.1 NON-COMPETE.

(a)  The Seller acknowledges that reasonable limits on its ability to engage in activities competitive with the Purchaser are warranted to protect the Purchaser's substantial investment in the Assets. The Seller further acknowledges that Purchaser's operations (to include the use and utilization of the Assets) involve conducting business with, and/or exploiting business opportunities in, this United States, and on the worldwide internet web. As a consequence, Seller acknowledges and agrees that a geographical limitation to this non-compete covenant would be ineffectual and harmless to Purchaser, and Seller waives any right to challenge or contest same. Accordingly, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, develop, co-develop, publish, co-publish, sell, license or distribute any Competitive Product of the Assets during the period commencing on the Closing Date and ending five (5) years thereafter. Seller's ownership of stock of any corporation listed on a national securities exchange shall not be deemed a violation of this Section 8.2, provided that Seller and its Affiliates collectively do not own more than five percent (5%) of the voting stock of such corporation.

(b)  Should any portion of Section 8.1(a) be declared by a court of competent jurisdiction to be unreasonable, unenforceable or void for any reason or reasons, the involved court shall modify Section 8.1(a) so as to be reasonable or as is otherwise necessary to make that Section enforceable and valid.

8.2 TRANSFER TAXES. Notwithstanding anything herein to the contrary, Seller shall be liable for and shall pay any Transfer Taxes or other similar tax imposed in connection with the transfer of the Assets pursuant to this Agreement. The party responsible under applicable Law for remitting any such tax shall pay and remit such tax on a timely basis and, if such party is the Purchaser, the Purchaser shall notify the Seller of the amount of such tax, and the Seller promptly pay to the Purchaser the amount of such tax.

8.3 FURTHER ACTION. From and after the Closing each of the parties hereto shall execute and deliver such documents and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and to give effect to the transactions contemplated hereby and thereby, including to give the Purchaser effective ownership and control of the Assets.

8.4 CONFIDENTIALITY. From and after the Closing Date, the Seller shall keep confidential, and shall inform its Affiliates and their respective Representatives of the confidential nature of, any information relating to the Assets, except for any such information that (a) is available to the public on the Closing Date, (b) thereafter becomes available to the public other than as a result of a disclosure by the Seller or any of its Representatives, or (c ) is or becomes available to the Seller or any of its Representatives on a non-confidential basis from a source that to the Seller's or such Representative's knowledge is not prohibited from disclosing such information to the Seller or such Representative by a legal, contractual or fiduciary obligation to any other Person. Should the Seller or any such Representative be required to disclose any such information in response to an Order or as otherwise required by Law or administrative process, it shall inform the Purchaser in writing of such request or obligation as soon as possible after the Seller is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the Purchaser. If the Seller or such Representative is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

ARTICLE IX
MISCELLANEOUS

9.1 SURVIVAL. Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of the Seller or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement or the waiver of any condition to Closing, each of the parties hereto has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement and any certificate or other document provided hereunder or thereunder will survive the Closing.

9.2 PRESS RELEASES AND PUBLIC ANNOUNCEMENT. Only Purchaser shall have the right to issue a press release or make a public announcement relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby; PROVIDED, HOWEVER, that this Section 9.2 shall not apply to any disclosure required by any applicable Law or stock exchange regulation or rule.

9.3 NO THIRD-PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person, except for any Person entitled to indemnity under Article VII.

9.4 ENTIRE AGREEMENT. This Agreement (including the Exhibits and the Schedules hereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.

9.5 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except that the Purchaser may assign this Agreement or any of its rights, interests or obligations hereunder to any Affiliate of the Purchaser.

9.6 DRAFTING. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.7 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

IF TO SELLER, TO:	Preciss, LLC. Edward F. Panos and Andy Panos 111 West Rich St. Suite 150 Columbus, Ohio 43215.

IF TO PURCHASER, TO:	Language Access Network, Inc. Richard Fitzpatrick 100 West Cypress Henderson, Nevada 89015.

Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

9.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

9.9 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF CLARK IN THE STATE OF NEVADA AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST THE OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.

9.11 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by each of the parties hereto. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

9.12 SEVERABILITY. Except as set forth in Section 8.1(b), if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

9.13 EXPENSES. Except as otherwise expressly set forth herein or therein, each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, whether or not the transactions contemplated hereby or thereby are consummated.

9.14 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof Unless otherwise specified, no information contained in any particular numbered Schedule shall be deemed to be contained in any other numbered Schedule unless explicitly included therein (by cross reference or otherwise).

9.15 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity.

9.16 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. 9.17 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.18 BULK SALES LAWS. The parties hereto hereby waive compliance with the bulk sales Laws of any jurisdiction in which any of the Assets are located or in which any operations relating to the Seller's business are conducted.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PRECISS, LLC. ("Seller")

By: /s/ Edward Panos

Its: President

LANGUAGE ACCESS NETWORK, INC. ("Purchaser")

By: /s/ Richard Fitzpatrick

Its: President

EXHIBIT A

BILL OF SALE

KNOW ALL PERSONS BY THESE PRESENTS:

PRECISS, LLC., an Ohio Limited Liabilities Corporation ("SELLER"), in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, does hereby sell, assign, transfer and set over to LANGUAGE ACCESS NETWORK INC., a Nevada corporation ("BUYER"), all of Seller's right, title and interest in and to the equipment and other tangible personal property described on Schedule 2.1 attached hereto and made a part hereof (all of such personal property is hereinafter collectively referred to as the "EQUIPMENT") except to the extent that such equipment is specifically excluded therein.

Seller hereby represents and warrants to Buyer that Seller is the absolute owner of the Equipment; that the Equipment is free and clear of all liens, charges and encumbrances, and that Seller has full right, power and authority to sell the Equipment and to make this Bill of Sale.

THE PARTIES AGREE THAT THE EQUIPMENT SOLD, CONVEYED, TRANSFERRED AND ASSIGNED HEREBY IS SOLD AND CONVEYED ON AN "AS IS, WHERE IS" BASIS AND THAT THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE EXCLUDED FROM THIS TRANSACTION AND SHALL NOT APPLY TO THE GOODS SOLD. BUYER ACKNOWLEDGES THAT SELLER SHALL NOT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF USE OR LOSS OF PROFITS INCURRED BY BUYER IN CONNECTION WITH OR RELATING TO THE PURCHASE OF THE EQUIPMENT PURSUANT TO THIS AGREEMENT OR THE USE OF THE EQUIPMENT. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY LAW, THE DISCLAIMERS CONTAINED HEREIN ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSE OF ANY LAW, RULE OR ORDER.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed by its officer thereunto duly authorized this 23rd day of September, 2005.

PRECISS, LLC. An Ohio Limited Liabilities Corporation
By:	/s/ Edward Panos
Its:	President & Chairman

EXHIBIT B

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

Intellectual Property Assignment Agreement (the "Assignment"), dated as September 23, 2005, by and between Preciss, LLC., an Ohio Limited Liabilities Corporation, with an address at 111 West Rich Street, Suite 150, Columbus, Ohio 43215 (the "Assignor") and Language Access Network, Inc., a Nevada corporation, with an address at 100 West Cyprus, Henderson, Nevada 89015 (the "Assignee"). Assignor and Assignee are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

WHEREAS, Assignor and Assignee are parties to a certain Asset Purchase Agreement, dated as of September 6, 2005 (the "Asset Purchase Agreement"), pursuant to which, among other things, Assignor agreed to sell and Assignee agreed to purchase certain assets of Assignor;

WHEREAS, it is a condition to the Closing of the Asset Purchase Agreement that Assignor enters into this Assignment to transfer to Assignee certain intellectual property related to the Assignor's Business (the "Assigned IP");

WHEREAS, Assignee desires to acquire all Assignor's right, title and interest in and to the Assigned IP; and

NOW, THEREFORE, in consideration of, among other things, the Purchase Price provided for in the Asset Purchase Agreement and in further consideration of the mutual covenants and agreements contained in the Asset Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.   Assignment of Domain Names. Effective as of the date of Closing provided for in the Asset Purchase Agreement, Assignor sells, transfers, conveys, assigns and delivers to Assignee and Assignee accepts all right, title and interest of Assignor in and to the domain names and registrations..

2.   Transfer of Intellectual Property. Effective as of the date of Closing provided for in the Asset Purchase Agreement, Assignor sells, transfers, conveys, assigns and delivers to Assignee and Assignee accepts all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States, international, and foreign patents, patent applications (either filed or in preparation for filing), patent disclosures and statutory invention registrations, including all reissuances, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, all registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing, (iii) all copyrightable works and copyrights (whether or not registered), all registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all data and documentation relating thereto, (iv) confidential and proprietary information, trade secrets, know-how (whether patentable or nonpatentable and whether or not reduced to practice), processes and techniques, research and development information including patent and/or copyright searches conducted by Seller and/or any third party, ideas, technical data, designs, drawings and specifications, (v) Software, (vi) coded values, formats, data and historical or current databases, whether or not copyrightable, (vii) domain names, Internet websites or identities used or held for use by the Seller, (viii) other proprietary rights relating to any of the foregoing (including without limitation any and all associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions), and (ix) copies and tangible embodiments of any of the foregoing (the "Intellectual Property").

3.  Relationship with the Asset Purchase Agreement. This Assignment is intended to evidence the consummation of the transactions contemplated by the Asset Purchase Agreement. This

Assignment is made without representation or warranty except as provided in and by the Asset Purchase Agreement. This Assignment is in all respects subject to the provisions of the Asset Purchase Agreement and is not intended in any way to supersede, limit or qualify any provision of the Asset Purchase Agreement.

4.   Further Assurances. The parties hereby reciprocally acknowledge that a certain number of Assigned Domain Names and Intellectual Property were not duly endorsed in favor of Assignor following the relevant purchase or acquisition by, or transfer or assignment to, the same. Assignor hereby undertakes to give to Assignee all assistance reasonably necessary to the end of finalizing endorsements contemplated by this Assignment in favor of Assignee even, where necessary, by appointing an attorney-in-fact duly empowered to carry out all the actions necessary for such purpose.

5.  Successors. This Assignment shall inure to the benefit of and is binding upon the respective successors and assigns of Assignor and Assignee.

6.   Governing Law. This Assignment shall be governed by, and construed in accordance with (i) the laws of the United States, in respect to intellectual property issues, where applicable, and (ii) in all other respects, including as to validity, interpretation and effect, by the laws of the State of Nevada without giving effect to the conflict of laws rules thereof.

IN WITNESS WHEREOF, Assignor and Assignee caused this Assignment to be duly executed as of the date first written above.

PRECISS, LLC. ("Assignor")
By: /s/ Edward Panos

Its: President & Chairman

LANGUAGE ACCESS NETWORK, INC.
(“Assignee”)

By: /s/ Richard Fitzpatrick

Its: President

SCHEDULE 2.1
EQUIPMENT ANDTANGIBLE ASSETS

#	Date	Description	Value
1		Not used.
2	6/01/04	Laptop Computer	$ 1,590.17
3	6/01/04	Laptop Computer	1,590.17
4	6/01/04	Laptop Computer	1,167.05
5	6/08/04	Laptops (Internal)	1,387.93
6	6/11/04	PC Wireless Card	127.94
7	6/14/04	Units-Outgoing Fedwire Transfer	5,263.72
8	6/16/04	Outgoing Fedwire Transfer	696.50
9	6/21/04	Computer Equipment	605.20
10	6/21/04	Data Room Equipment	1,209.02
11	6/22/04	Data Room Equipment	984.85
12	6/22/04	Data Room Equipment	640.51
14	6/22/04	Computer Equipment	152.42
15	6/29/04	Office Equipment	221.93
16	7/21/04	Data Room 3 Servers	5,836.26
17	7/23/04	Monitors	1,922.11
18	9/03/04	Software	35.93
19	9/07/04	Software	44.00
20	9/13/04	PAL Units Ergotron Carts	11,010.84
21	9/15/04	Sony VPL-ESI MM PR VEDRO Monitors	962.87
22	12/03/04	PAL Units	9,275.52
23	12/06/04	PAL Units	4,637.75
24	12/06/04	Lynx Router	6,494.38
25	12/20/04	Network Router	1,553.07
26	12/27/04	CDW Order/Foundry Router	1,553.07
27	12/31/04	Multiple CAD 5	62.74
28	12/31/04	Fortin Ironworks TV Brackets Hardware	1,750.70
29	3/08/05	Computer Hardware	2,535.19
30	3/08/05	Dataroom Wires & Rack	29.02
31	3/09/05	Dataroom Wires & Rack	94.07
32	3/09/05	Dataroom Wires & Rack	79.87
33	3/09/05	Dataroom Wires & Rack	349.37
34	3/10/05	Router	936.68
35	3/11/05	Router	3,616.07
36	3/12/05	Router	3,127.02
37	3/15/05	Audio Equipment Headsets	184.08
38	3/15/05	Video Equipment	18,506.25
39	3/17/05	Video Equipment Supplies	141.59
40	3/17/05	Video Equipment Supplies	644.20
41	3/24/05	Arm Bracket for PAL Unit	198.90

42	3/18/05	Dataroom Switch	325.92
43	3/19/05	Router OSU East	1,156.46
44	5/23/05	SKC Communication Product for Bridge Server	237.35
45	6/09/05	SKC Communication Product for Bridge Server	949.40
46	6/15/05	2 Routers	1,178.70
47	7/19/05	1/3 Down on Carts	3,895.83
48	7/25/05	Ergotron	3,059.92

		TOTAL NET ASSET VALUE	102,022.54